FIRST AMENDMENT TO ENTERPRISE FINANCIAL SERVICES CORP
EXECUTIVE EMPLOYMENT AGREEMENT

THIS FIRST AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”), is made by and between Nicole M. Iannacone (the “Executive”) and ENTERPRISE FINANCIAL SERVICES CORP, a Delaware corporation (the “Company”) effective as of August 4, 2023 (the “Effective Date”).

WHEREAS, the Company and the Executive entered into an Amended and Restated Executive Employment Agreement dated as of March 1, 2019 (as amended, the “Original Agreement”); and

WHEREAS, the Company and the Executive have mutually agreed to amend the Original Agreement;

NOW, THEREFORE, the Original Agreement is amended to read as follows:

1. Section 2.1 shall be amended to read as follows:

2.1 Position and Duties. During the Term, Executive shall serve as Senior Executive Vice President, Chief Legal Officer and Corporate Secretary of the Company. Executive shall have the duties, powers and authority as are consistent with Executive’s position, including such other duties and responsibilities as are reasonably delegated Executive from time to time by the President and Chief Executive Officer of the Company (the “CEO”), including taking positions with Subsidiaries (as defined below) of the Company. Executive shall report to the CEO.

2. Section 5.5 shall be amended to read as follows:

5.5 Due to Change in Control. In the event that three (3) months prior to or twelve (12) months following a Change in Control, Executive terminates her employment hereunder with Good Reason or the Company terminates Executive’s employment hereunder without Cause, then, in lieu of the payments otherwise due to Executive under Section 5.2 above, the Term shall expire on the Termination Date and Executive shall be entitled to:

(a) a single sum cash amount equal to twenty-four (24) months of Executive’s Salary as in effect immediately prior to the Termination Date payable on the sixtieth (60th) day following her Termination Date;

(b) a single sum cash amount equal to two (2) times the greater of (x) the average of the actual cash bonus under the short-term incentive plan awarded to Executive with respect to the two (2) fiscal years preceding Executive’s Termination Date, and (y) the annual cash Targeted Incentive for the year in which such termination occurs as though all “target levels” of performance for such year are fully and completely achieved payable on the sixtieth (60th) day following her Termination Date;

(c) an amount equal to the product of (x) the cash Targeted Incentive for the year in which such termination occurs, as though all “target levels” of performance for such year are fully and completely achieved, and (y) a fraction, the numerator of which is the number of days that have elapsed in the year such termination occurs before the Termination Date, and the denominator of which is 365, payable on the sixtieth (60th) day following the Termination Date;

(d) continued medical (health, prescription drug, dental and vision) benefits to the same extent Executive participated prior to Termination Date (with Executive required to pay the amount Executive would have been required to pay for such coverage had Executive remained an active employee at such time) for a period of twenty-four (24) months following the Termination Date; provided, however, if the Company cannot provide, for any reason, Executive or her dependents with the opportunity to participate in the benefits to be provided pursuant to this paragraph, the Company shall pay to Executive a single sum cash payment, payable within sixty (60) days following the date the Company cannot provide such benefits, in an amount equal to the fair market value of the benefits to be provided pursuant to this paragraph;

(e) for any performance-based equity awards outstanding as of the Termination Date, the vesting requirements will be deemed satisfied at the greater of target level or actual performance (with actual performance based on either projected performance through the end of the performance period or completed performance as of the Termination Date, as determined by the Committee in its sole discretion); and

(f) the Accrued Obligations.

3. Section 8.3 shall be amended to read as follows:

8.3 Non-Competition. Executive agrees that, during the Employment Term and for a period of (a) twelve (12) months following any termination of such employment under Sections 5.1, 5.2, 5.3, and 5.4; and (b) eighteen (18) months following any termination of such employment under Section 5.5 (the “Restricted Period”), Executive shall not, without the prior written consent of the Company, directly or indirectly, own, manage, operate, control, be connected with as an officer, employee, partner, consultant or otherwise, or otherwise engage or participate in (except as an employee of the Company or its Affiliates) any Person engaged in the operation ownership or management of a bank, trust company, wealth management or financial services business in any market service area set forth in Exhibit B to this Agreement. Notwithstanding the foregoing, the ownership by Executive of less than 1% of any class of the outstanding capital stock of any corporation conducting such a competitive business which is regularly traded on a national securities exchange or in the over-the-counter market shall not be a violation of the foregoing covenant. The provisions of this paragraph shall be interpreted consistent with the requirements of Missouri Supreme Court Rule 4-5.6. Without limiting the foregoing, the Company and Executive agree and understand that the provisions of this paragraph prohibit Executive from serving in a business, operational and/or non-legal capacity but shall not otherwise prohibit or restrict Executive from providing legal advice and/or legal services to any Person.

4. The Original Agreement shall be amended to add a new Section 6.3, which shall read as follows:

6.3. The Company hereby agrees that, for purposes of determining whether any Transaction Payment would be subject to the excise tax under Section 4999 of the Code, the non-compete set forth in Section 8.3 shall be treated as an agreement for the performance of personal services. The Company hereby agrees to indemnify, defend, and hold harmless Executive from and against any adverse impact, tax, penalty, or excise tax resulting from the Company or Accountants’ attribution of a value to the non-compete set forth in Section 8.3 that is less than the total compensation amount disclosed under Item 402(c) of Securities and Exchange Commission Regulation S-K in the year prior to year of the event that triggers the excise tax, to the extent the use of such lesser amount results in a larger excise tax under Section 4999 of the Code than Executive would have been subject to had the Company or Accountants attributed a value to the non-compete set forth in Section 8.3 that is at least equal to the total compensation amount disclosed under Item 402(c) of Securities and Exchange Commission Regulation S-K for such year.

5. The Original Agreement shall be amended to add a new Exhibit B, which is attached to this Amendment.

6. Except as expressly amended pursuant to this First Amendment, the Original Agreement shall continue in full force and effect without modification.

7. Capitalized terms not defined herein shall have the meaning given them in the Original Agreement unless the context clearly and unambiguously requires otherwise.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned have executed this First Amendment on the Effective Date.

ENTERPRISE FINANCIAL SERVICES CORP

By: /s/ James B. Lally
Name: James B. Lally
Title: Chief Executive Officer

EXECUTIVE:

/s/ Nicole Iannacone
Nicole Iannacone